Exhibit 5.1

October 13, 2010

Trim Holding Group

300 Bay Center Ave., Suite 202

Bay City, MI  48708

Re:      Registration Statement on Form S-1

Gentlemen:

You have requested our opinion, as special counsel for Trim Holding Group, a Nevada corporation (the “Company”), in connection with the registration statement on Form S-1 (the “Registration Statement”), under the Securities Act of 1933 (the “Act”), filed by the Company with the Securities and Exchange Commission, as amended on October 13, 2010.

The Registration Statement relates to an offering of 6,000,000 shares of the Company’s common stock (the “Shares”) as described in the registration statement.

In connection therewith, we have examined and relied upon original, certified, conformed, photostat or other copies of (a) the Articles of Incorporation, and all amendments thereto, and bylaws of the Company; (b) resolutions of the Board of Directors of the Company authorizing the common stock for the Company and the issuance of the Shares; and (c) the Registration Statement and the exhibits thereto.  In all such examinations, we have assumed the genuineness of all signatures on original documents, and the conformity to originals or certified documents of all copies submitted to us as conformed, photostat or other copies.  In passing upon certain corporate records and documents of the Company, we have necessarily assumed the correctness and completeness of all factual statements made or included therein by the Company, and we express no opinion thereon.  As to the various questions of fact material to this opinion, we have relied, to the extent we deemed reasonably appropriate, upon representations of officers or directors of the Company.

Base upon and subject to the foregoing, we are of the opinion that upon payment for the shares by the Selling Stockholder identified in the Registration Statement, the Shares have been duly authorized and are legally issued, fully paid and non-assessable.

No opinion is expressed herein as to any laws other than the State of Nevada of the United States.  This opinion opines upon Nevada law including the statutory provisions, all applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, including any amendments thereto that do not affect the Shares being offered therein and to the reference to our firm under the caption “Legal Matters” in the Registration Statement.  In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                                                        Sincerely,

                                                            By:      /s/ Joyce Thrasher Kiaser & Liss, LLC_________

                                                                        JOYCE THRASHER KAISER & LISS, LLC